Exhibit 5

FORM OF LOCK-UP AGREEMENT

March   , 2017

UBS Securities LLC

1285 Avenue of the Americas

New York, NY 10019

Re:          Ladder Capital Corp — Public Offering

Ladies and Gentlemen:

The undersigned understands that you (the “Underwriter”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Ladder Capital Corp, a Delaware corporation (the “Company”), and the selling stockholders party thereto, providing for the public offering by you of Class A common stock, par value $0.001 (the “Class A Common Stock”), of the Company (the “Public Offering”).

To induce you to continue your efforts in connection with the Public Offering, the undersigned agrees that, without the prior written consent of the Underwriter, the undersigned will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Class A Common Stock (the “Lock-Up Securities”) (including, without limitation, shares of Class A Common Stock of the Company which may be deemed to be beneficially owned by the undersigned currently or hereafter in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), shares of Class A Common Stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for shares of Class A Common Stock, including shares of the Company’s Class B common stock, $0.001 par value, units that represent a limited liability company interest in LC TRS I LLC (“TRS I Units”) and units that represent a limited partnership interest in the Ladder Capital Finance Holdings LLLP (the “OP Units”)), or enter into any Hedging Transaction (as defined below) relating to the Lock-Up Securities (each of the foregoing referred to as a “Disposition”) during the Lock-Up Period (as defined in the following paragraph).  The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned.  “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Securities.

The lock-up period will commence on the date of this Lock-Up Agreement (the “Lock-Up Commencement Date”) and continue until, and include, the date that is 45 days after the date of the final prospectus relating to the Public Offering (the “Lock-Up Period”).

During the Lock-Up Period, the foregoing restrictions shall not apply to: (a) transfers of shares of Class A Common Stock or any security convertible into or exchangeable for Class A Common Stock (i) as a bona fide gift or charitable contribution, (ii) by will or testacy or (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (b) distributions or transfers of shares of Class A Common Stock or any security convertible into or exchangeable for Class A Common Stock to beneficiaries or affiliates of the undersigned, including (x) limited partners, general partners, members, affiliates or stockholders of the undersigned or (y) any corporation, partnership, limited liability company, investment fund or other entity which controls or manages or is controlled or managed by the undersigned or enters under common control or management with the undersigned; provided, that in the case of any transfer or distribution pursuant to clause (a) or (b), (i) each donee, distributee or transferee shall sign and deliver to the Underwriter a lock-up letter substantially in the form of this letter and (ii) no filing under the Securities Exchange Act of 1934 (the “Exchange Act”) reporting a reduction in beneficial ownership of shares of Class A Common Stock shall be required or shall be voluntarily made during the Lock-Up Period (other than on Form 5); (c) the shares of Class A Common Stock to be sold by the undersigned in the Public Offering; (d) the exercise of an option to purchase shares of Class A Common Stock granted under the Company’s 2008 Incentive Equity Plan or 2014 Omnibus Incentive Plan, including on a “net” basis, provided, that in the event of an exercise on a “net” basis, the Company becomes the owner of the shares of Class A Common Stock surrendered in the net exercise; (e) transfers of OP Units, TRS I Units and Class B Common Stock to the Company in exchange for Class A Common Stock pursuant to the Third Amended and Restated Limited Liability Limited Partnership Agreement, as amended, of Ladder Capital Finance Holdings LLLP; provided, that in the case of any transfer or distribution pursuant to clause (d) or (e), (x) the underlying or received shares of Class A Common Stock shall continue to be subject to the restrictions on transfer set forth in this letter and (y) no filing under the Exchange Act shall be required or shall be voluntarily made during the Lock-Up Period (other than on Form 5); (f) transfers in connection with a liquidation, merger, stock exchange or similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property; and (g) the sale of shares of Class A Common Stock purchased on the open market after the date of the Underwriting Agreement; provided, that this clause (g) shall not apply to (x) directors or officers of the Company required to file reports pursuant to Section 16 of the Exchange Act, and (y) no filing under the Exchange Act shall be required or shall be voluntarily made during the Lock-Up Period with respect to such sale (other than on Form 5).

The undersigned hereby agrees that, to the extent that the terms of this Lock-Up Agreement conflict with or are in any way inconsistent with any registration rights agreement to which the undersigned and the Company may be a party, this Lock-Up Agreement supersedes such registration rights agreement.

This agreement shall automatically terminate upon the earliest to occur of: (i) the Company advising the Underwriter in writing prior to the execution of the Underwriting Agreement that it does not intend to proceed with the Public Offering, (ii) the termination of the Underwriting Agreement following its execution and before the closing of the Public Offering and (iii) March 31, 2017, if the Underwriting Agreement has not been executed by that date.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

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Very truly yours,

The undersigned’s name (if an individual):
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(Signature)

(Date)

The undersigned’s name (if other than an individual)
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By:
(Signature of authorized representative)

Its:
(Name and title of authorized representative)

(Date)